Exhibit 99.2
North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	March 31,
(in thousands except share amounts)	2006	2005	2005
Assets:
Cash & Due from Banks	$940,045	$1,037,406	$712,195
Money Market Investments	146,962	24,843	40,809
Securities:
Available-for-Sale ($4,976,569, $4,107,473 and $6,367,537 pledged at March 31, 2006, December 31, 2005 and March 31, 2005, respectively)	10,615,327	11,295,977	14,983,603
Held-to-Maturity ($12,462, $13,409 and $21,331 pledged at March 31, 2006, December 31, 2005 and March 31, 2005, respectively)	101,486	104,210	133,745

Total Securities	10,716,813	11,400,187	15,117,348

Loans:
Loans Held-for-Sale	4,190,465	4,359,267	5,350,823
Loans Held-for-Investment	34,202,653	33,232,236	31,857,021
Less: Allowance for Loan Losses	221,256	217,939	215,307

Net Loans Held-for-Investment	33,981,397	33,014,297	31,641,714

Goodwill	5,918,116	5,918,116	5,886,693
Identifiable Intangibles	105,232	114,091	141,601
Premises & Equipment	444,546	438,040	417,900
Mortgage Servicing Rights	276,191	267,424	283,268
Accrued Income Receivable	209,458	205,892	213,195
Other Assets	776,155	837,308	974,854

Total Assets	$57,705,380	$57,616,871	$60,780,400

Liabilities and Stockholders’ Equity:
Deposits:
Demand	$7,440,561	$7,639,231	$7,106,826
Savings, NOW & Money Market	22,097,622	20,910,161	21,725,437
Time	8,155,517	8,067,181	7,705,470

Total Deposits	37,693,700	36,616,573	36,537,733

Federal Funds Purchased & Collateralized Borrowings	8,820,804	9,700,621	12,931,678
Other Borrowings	1,455,851	1,477,364	1,484,468

Total Borrowings	10,276,655	11,177,985	14,416,146

Accrued Interest Payable	128,822	102,229	81,387
Dividends Payable	115,880	116,754	104,924
Accrued Expenses & Other Liabilities	544,618	601,089	632,019

Total Liabilities	$48,759,675	$48,614,630	$51,772,209

Stockholders’ Equity:
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued	$—	$—	$—
Common Stock, par value $0.01; authorized 1,000,000,000 shares; issued 480,682,118 Shares at March 31, 2006	4,807	4,806	4,775
Additional Paid in Capital	7,027,189	7,035,314	7,004,048
Retained Earnings	2,675,536	2,581,047	2,218,134
Accumulated Other Comprehensive Loss	(167,116)	(108,898)	(87,300)
Deferred Compensation	(146,800)	(154,772)	(121,011)
Treasury Stock at Cost; 17,161,919 Shares at March 31, 2006	(447,911)	(355,256)	(10,455)

Total Stockholders’ Equity	8,945,705	9,002,241	9,008,191

Total Liabilities and Stockholders’ Equity	$57,705,380	$57,616,871	$60,780,400

See accompanying notes to consolidated financial statements

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
Consolidated Statements of Income (Unaudited)

For the Three Months Ended March 31,	2006	2005
(in thousands, except per share amounts)
Interest Income:
Loans Held-for-Investment	$505,736	$452,217
Loans Held-for-Sale	63,692	66,848
Mortgage-Backed Securities	99,515	142,007
Other Securities	28,645	29,407
Money Market Investments	542	733

Total Interest Income	698,130	691,212

Interest Expense:
Savings, NOW & Money Market Deposits	117,433	69,596
Time Deposits	59,790	33,466
Federal Funds Purchased & Collateralized Borrowings	83,474	99,007
Other Borrowings	19,956	17,824

Total Interest Expense	280,653	219,893

Net Interest Income	417,477	471,319
Provision for Loan Losses	9,000	9,000

Net Interest Income after Provision for Loan Losses	408,477	462,319

Non-Interest Income:
Mortgage Banking Income	96,072	111,096
Customer Related Fees & Service Charges	41,103	42,006
Investment Management, Commissions & Trust Fees	9,669	11,071
Other Operating Income	14,510	14,077
Securities Gains, net	6,722	4,635

Total Non-Interest Income	168,076	182,885

Non-Interest Expense:
Employee Compensation & Benefits	141,311	135,369
Occupancy & Equipment, net	51,292	45,954
Amortization of Identifiable Intangibles	8,859	9,133
Other Operating Expenses	56,716	56,197

Total Non-Interest Expense	258,178	246,653

Income Before Income Taxes	318,375	398,551
Provision for Income Taxes	108,247	139,516

Net Income	$210,128	$259,035

Earnings Per Share:
Basic	$0.46	$0.56
Diluted	$0.46	$0.55
See accompanying notes to consolidated financial statements

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31,	2006	2005
(in thousands)
Cash Flows from Operating Activities:
Net Income	$210,128	$259,035
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Loan Losses	9,000	9,000
Depreciation	11,721	10,186
Net Amortization/(Accretion):
Securities	6,178	6,472
Loans	3,683	3,026
Borrowings & Time Deposits	(31,502)	(32,099)
Intangibles	8,859	9,133
Deferred Compensation	7,019	5,457
Securities Gains	(6,722)	(4,635)
Capitalization of Mortgage Servicing Rights	(17,060)	(50,055)
Amortization of Mortgage Servicing Rights	23,598	19,989
Temporary Impairment Recovery of Mortgage Servicing Rights	(15,691)	—
Loans Held-for-Sale:
Originations	(7,067,771)	(8,314,765)
Proceeds from Sale (1)	7,218,546	8,459,438
Gains on Sale of Loans	(81,749)	(105,369)
Other	99,776	385,818
Other, Net	37,506	72,694

Net Cash Provided by Operating Activities	415,519	733,325

Cash Flows from Investing Activities:
Originations of Loans Held-for-Investment, net of Principal Repayments and Net Charge Offs	(975,455)	(1,410,327)
Purchases of Securities Available-for-Sale	(484,172)	(704,280)
Proceeds from Sales of Securities Available-for-Sale	631,108	195,499
Maturities, Redemptions, Calls and Principal Repayments on Securities Available-for-Sale	446,192	831,918
Purchases of Securities Held-to-Maturity	—	(500)
Maturities, Redemptions, Calls and Principal Repayments on Securities Held-to-Maturity	2,670	9,223
Purchases of Premises and Equipment, net	(18,227)	(12,084)

Net Cash Used in Investing Activities	$(397,884)	$(1,090,551)

See accompanying notes to consolidated financial statements

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
Consolidated Statements of Cash Flows (Unaudited) — continued

For the Three Months Ended March 31,	2006	2005
(in thousands)
Cash Flows from Financing Activities:
Net Increase in Customer Deposits	$1,083,263	$1,734,749
Net Decrease in Borrowings	(858,847)	(1,639,773)
Purchase of Treasury Stock	(131,839)	—
Exercise of Options and Common Stock Sold for Cash	31,060	56,503
Cash Dividends Paid	(116,514)	(104,149)

Net Cash Provided by Financing Activities	7,123	47,330

Net Increase/(Decrease) in Cash and Cash Equivalents	24,758	(309,896)
Cash and Cash Equivalents at Beginning of the Period	1,062,249	1,062,900

Cash and Cash Equivalents at End of the Period	$1,087,007	$753,004

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest Expense	$285,563	$240,635

Income Taxes	$2,511	$4,725

During the Period the Company Purchased Various Securities which Settled in the Subsequent Period	$8,688	$28,559

(1)	Excludes loans retained in the held-for-investment portfolio totaling $0.7 billion and $1.7 billion during the three months ended March 31, 2006 and 2005, respectively.
See accompanying notes to consolidated financial statements

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

		Additional		Accum. Other			Total
(Dollars in thousands, except		Paid In	Retained	Comp.	Deferred		Stockholders’
per share amounts)	Common Stock	Capital	Earnings	(Loss)/Income	Compensation	Treasury Stock	Equity
Balance, December 31, 2004	$4,745	$6,968,493	$2,064,148	$240	$(125,174)	$(31,373)	$8,881,079
Net Income	—	—	259,035	—	—	—	259,035
Cash Dividends ($.22 per share)	—	—	(105,049)	—	—	—	(105,049)
Issuance of Stock (73,793 shares)	30	723	—	—	—	1,454	2,207
Restricted Stock Activity, net	—	512	—	—	4,163	833	5,508
Stock Based Compensation Activity, net	—	34,320	—	—	—	18,631	52,951
Other Comprehensive Loss	—	—	—	(87,540)	—	—	(87,540)

Balance, March 31, 2005	$4,775	$7,004,048	$2,218,134	$(87,300)	$(121,011)	$(10,455)	$9,008,191

Balance, December 31, 2005	$4,806	$7,035,314	$2,581,047	$(108,898)	$(154,772)	$(355,256)	$9,002,241
Net Income	—	—	210,128	—	—	—	210,128
Cash Dividends ($.25 per share)	—	—	(115,639)	—	—	—	(115,639)
Issuance of Stock (85,960 shares)	1	(34)	—	—	—	2,249	2,216
Restricted Stock Activity, net	—	(3)	—	—	7,972	(871)	7,098
Stock Based Compensation Activity, net	—	(8,088)	—	—	—	37,806	29,718
Purchases of Treasury Stock (5,101,900 shares)	—	—	—	—	—	(131,839)	(131,839)
Other Comprehensive Loss	—	—	—	(58,218)	—	—	(58,218)

Balance, March 31, 2006	$4,807	$7,027,189	$2,675,536	$(167,116)	$(146,800)	$(447,911)	$8,945,705

See accompanying notes to consolidated financial statements

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
Consolidated Statements of Comprehensive Income (Unaudited)

For the Three Months Ended March 31,	2006	2005
(in thousands)
Net Income	$210,128	$259,035

Other Comprehensive Income:
Unrealized Losses On Securities:
Changes in Unrealized Losses Arising During The Period	$(96,286)	$(160,826)
Less: Reclassification Adjustment For Gains Included in Net Income	(6,722)	(4,635)

Changes in Unrealized Losses Arising During the Period	(103,008)	(165,461)
Related Tax Effect on Unrealized Losses During the Period	44,294	71,113

Net Change in Unrealized Losses Arising During the Period	(58,714)	(94,348)

Unrealized Losses On Derivative Instruments:
Changes in Unrealized Losses Arising During the Period	578	10,841
Add: Reclassification Adjustment for Expenses Included in Net Income	293	1,100

Changes in Unrealized Losses Arising During the Period	871	11,941
Related Tax Effect on Unrealized Losses During the Period	(375)	(5,133)

Net Change in Unrealized Losses Arising During the Period	496	6,808

Net Other Comprehensive Loss	$(58,218)	$(87,540)

Comprehensive Income	$151,910	$171,495

See accompanying notes to consolidated financial statements

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
North Fork Bancorporation, Inc.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
March 31, 2006 and 2005
In this quarterly report on Form 10-Q, where the context requires, “the Company”, “North Fork”, “we”, “us”, and “our” refer to North Fork Bancorporation, Inc. and its subsidiaries.
NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     North Fork Bancorporation, Inc. is a regional bank holding company organized under the laws of the State of Delaware and registered as a “bank holding company” under the Bank Holding Company Act of 1956, as amended. We are not a “financial holding company” as defined under the federal law. We are committed to providing superior customer service, while offering a full range of banking products and financial services, to both our consumer and commercial customers. Our primary subsidiary, North Fork Bank, operates from more than 350 retail bank branches in the New York Metropolitan area. We also operate a nationwide mortgage business, GreenPoint Mortgage Funding Inc. (“GreenPoint Mortgage” or “GPM”). Through our other non-bank subsidiaries, we offer financial products and services to our customers including asset management, securities brokerage, and the sale of alternative investment products. We also operate a second subsidiary bank, Superior Savings of New England, N.A. (“Superior”), which focuses on telephonic and media-based generation of deposits.
Proposed Plan of Merger with Capital One Financial Corporation
     On March 12, 2006, North Fork announced that it had entered into an Agreement and Plan of Merger with Capital One Financial Corporation (“Capital One”) pursuant to which North Fork would merge with and into Capital One, with Capital One continuing as the surviving corporation. Capital One, headquartered in McLean, Virginia, is a financial holding company whose banking and non-banking subsidiaries market a variety of financial products and services. Its primary products and services offered through its subsidiaries include credit card products, deposit products, consumer and commercial lending, automobile and other motor vehicle financing, and a variety of other financial products and services for consumers, small businesses and commercial clients.
     Subject to the terms and conditions of the merger agreement, each holder of North Fork common stock will have the right, subject to proration, to elect to receive, for each share of North Fork common stock, cash or Capital One common stock, in either case having a value equal to $11.25 plus the product of 0.2216 times the average closing sales price of Capital One’s common stock for the five trading days immediately preceding the merger date. Based on Capital One’s closing NYSE stock price of $89.92 on March 10, 2006, the transaction is valued at $31.18 per North Fork share, for a total transaction value of approximately $14.6 billion.
     The merger is subject to certain conditions, including approval by North Fork stockholders and Capital One stockholders, receipt of regulatory approvals and other customary closing conditions, and is expected to close in the fourth quarter of 2006. On May 1, 2006, Capital One filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that included a preliminary joint proxy statement for Capital One and North Fork that also constitutes a prospectus for Capital One.
Basis of Presentation
     The accounting and financial reporting policies of the Company and its subsidiaries are in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual results could differ from those estimates. Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. All significant inter-company accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current period presentation.
     These unaudited interim consolidated financial statements and related management’s discussion and analysis should be read together with the consolidated financial information in our 2005 Annual Report on Form 10-K/A, previously filed with the United States Securities and Exchange Commission (“SEC”). Results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results of operations which may be expected for the full year 2006 or any future interim period.

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
     In reviewing and understanding the financial information contained herein, you are encouraged to read the significant accounting policies contained in Note 1 — Business and Summary of Significant Accounting Policies of our 2005 Annual Report in Form 10-K/A. There have not been any significant changes in the factors or methodology used in determining accounting estimates or applied in our critical accounting policies since December 2005 that are material in relation to our financial condition or results of operations.
Accounting for Stock-Based Compensation
     On January 1, 2006, we adopted SFAS No. 123R — “Accounting for Stock Based Compensation, Share Based Payment”, (SFAS 123R) which replaced the guidance prescribed in SFAS 123. SFAS 123R requires that compensation costs relating to share-based payment transactions be recognized in the financial statements. The associated costs will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Restricted stock awards are recorded as deferred compensation, a component of stockholders’ equity, at the fair value of these awards at the date of grant and are amortized to compensation expense in accordance with SFAS 123R. This accounting practice is consistent with our prior accounting treatment of restricted stock awards. Substantially, all employee stock options are awarded at the end of the year as part of an employees overall compensation, based on the individual’s performance during that year, and either vest immediately or over a nominal vesting period. Therefore, there is no effect on net income of expensing stock options during the three months ended March 31, 2006.
Critical Accounting Policies
     We have identified four accounting policies that are critical to our financial statement presentation and require critical accounting estimates, involving significant valuation adjustments, on the part of management. The following is a description of those policies:
Provision and Allowance for Loan Losses
     The allowance for loan losses is available to cover probable losses inherent in the loans held-for-investment portfolio. Loans held-for-investment, or portions thereof, deemed uncollectible are charged to the allowance for loan losses, while recoveries, if any, of amounts previously charged-off are added to the allowance. Amounts are charged-off after giving consideration to such factors as the customer’s financial condition, underlying collateral values and guarantees, and general economic conditions.
     The evaluation process for determining the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require our prompt attention. Conditions giving rise to such action are business combinations or other acquisitions or dispositions of large quantities of loans, dispositions of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend. Recognition is also given to the changing risk profile resulting from business combinations, customer performance, results of ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions.
     The loan portfolio is categorized according to collateral type, loan purpose or borrower type (i.e. commercial, consumer). The categories used include Multi-Family Mortgages, Residential 1-4 Family Mortgages, Commercial Mortgages, Commercial and Industrial, Consumer, and Construction and Land, which are more fully described in the section entitled Management’s Discussion and Analysis, — ”Loans Held-for-Investment.” An important consideration is our concentration of real estate related loans.
     The methodology employed for assessing the adequacy of the allowance consists of the following criteria:
•	Establishment of reserve amounts for specifically identified criticized loans, including those arising from business combinations and those designated as requiring special attention by our internal loan review program, or bank regulatory examinations (specific-allowance method).

•	An allocation to the remaining loans giving effect to historical losses experienced in each loan category, cyclical trends and current economic conditions which may impact future losses (loss experience factor method).
     The initial allocation or specific-allowance methodology commences with loan officers and underwriters grading the quality of their loans on a risk classification scale ranging from 1-10. Loans identified as below investment grade are referred to our independent Loan Review Department (“LRD”) for further analysis and identification of those factors that may ultimately affect the full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in a criticized category. Additionally, LRD is responsible for performing periodic reviews of the loan portfolio independent from the

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
identification process employed by loan officers and underwriters. Loans that fall into criticized categories are further evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan.” The portion of the allowance allocated to impaired loans is based on the most appropriate of the following measures: discounted cash flows from the loan using the loan’s effective interest rate, the fair value of the collateral for collateral dependent loans, or the observable market price of the impaired loan.
     The remaining allocation applies a category specific loss experience factor to loans which have not been specifically reviewed for impairment, including smaller balance homogeneous loans that we have identified as residential and consumer, which are not specifically reserved for impairment. These category specific factors give recognition to our historical loss experience, as well as that of acquired businesses, cyclical trends, current economic conditions and our exposure to real estate values. These factors are reviewed on a quarterly basis with senior lenders to ensure that the factors applied to each loan category are reflective of trends or changes in the current business environment which may affect these categories.
     Upon completion of both allocation processes, the specific and loss experience factor method allocations are combined, producing the allocation of the allowance for loan losses by loan category. Other factors used to evaluate the adequacy of the allowance for loan losses include the amount and trend of criticized loans, results of regulatory examinations, peer group comparisons and economic data associated with the relevant markets, specifically the local real estate market. Because many loans depend upon the sufficiency of collateral, any adverse trend in the relevant real estate markets could have a significant adverse effect on the quality of our loan portfolio. This may lead management to consider that the overall allowance level should be greater than the amount determined by the allocation process described above.
Accounting for Derivative Financial Instruments
     Derivative financial instruments are recorded at fair value as either assets or liabilities on the balance sheet. The accounting for changes in the fair value of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. Transactions hedging changes in the fair value of a recognized asset, liability, or firm commitment are classified as fair value hedges. Derivative instruments hedging exposure to variable cash flows of recognized assets, liabilities or forecasted transactions are classified as cash flow hedges.
     Fair value hedges result in the immediate recognition through earnings of gains or losses on the derivative instrument, as well as corresponding losses or gains on the hedged financial instrument to the extent they are attributable to the hedged risk. The gain or loss on the effective portion of a derivative instrument designated as a cash flow hedge is reported as a component of other comprehensive income, and reclassified to earnings in the same period that the hedged transaction affects earnings. The gain or loss on the ineffective portion of the derivative instrument, if any, is recognized in earnings for both fair value and cash flow hedges. Derivative instruments not qualifying for hedge accounting treatment are recorded at fair value and classified as trading assets or liabilities with the resultant changes in fair value recognized in earnings during the period of change.
     In the event of early termination of a derivative contract, previously designated as part of a cash flow hedging relationship, any resulting gain or loss is deferred as an adjustment to the carrying value of the assets or liabilities, against which the hedge had been designated with a corresponding offset to other comprehensive income, and reclassified to earnings over the shorter of the remaining life of the designated assets or liabilities, or the derivative contract. However, if the hedged item is no longer on balance sheet (i.e. sold or canceled), the derivative gain or loss is immediately reclassified to earnings.
     As part of our mortgage banking operations, we enter into commitments to originate or purchase loans whereby the interest rate on the loan is determined prior to funding (“interest rate lock commitment”). Interest rate lock commitments related to loans that we intend to sell in the secondary market are considered free-standing derivatives. These derivatives are required to be recorded at fair value, with changes in fair value recorded in current period earnings. In accordance with Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments”, interest rate lock commitments are initially valued at zero. Changes in fair value subsequent to inception are based on changes in the fair value of loans with similar characteristics and changes in the probability that the loan will fund within the terms of the commitment, which is affected primarily by changes in interest rates and passage of time. In general, the probability that a loan will fund increases if mortgage rates rise and decreases if mortgage rates fall. The initial value inherent in the loan commitment at origination is recognized through gain on sale of loans when the underlying loan is sold.
     We are exposed to interest rate risk from the time an interest rate lock commitment is made to a borrower to the time the resulting mortgage loan is sold in the secondary market. To manage this risk, we use derivatives, primarily forward sales contracts on mortgage backed securities and forward delivery commitments, in an amount equal to the portion of interest rate contracts expected to close. The duration of these derivatives are selected to have the changes in their fair value correlate closely with the changes in fair

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
value of the interest rate lock commitments on loans to be sold. These derivatives are also required to be recorded at fair value, with changes in fair value recorded in current period earnings.
Representation and Warranty Reserve
     The representation and warranty reserve is available to cover probable losses inherent with the sale of loans in the secondary market. In the normal course of business, certain representations and warranties are made to investors at the time of sale, which permit the investor to return the loan to the seller or require the seller to indemnify the investor (make whole) for any losses incurred by the investor while the loan remains outstanding.
     The evaluation process for determining the adequacy of the representation and warranty reserve and the periodic provisioning for estimated losses is performed for each product type on a quarterly basis. Factors considered in the evaluation process include historical sales volumes, aggregate repurchase and indemnification activity and actual losses incurred. Additions to the reserve are recorded as a reduction to the gain on sale of loans. Losses incurred on loans where we are required to either repurchase the loan or make payments to the investor under the indemnification provisions are charged against the reserve. The representation and warranty reserve is included in accrued expenses and other liabilities in the consolidated balance sheet.
Mortgage Servicing Rights
     The right to service mortgage loans for others, or Mortgage Servicing Rights (“MSRs”), is recognized when mortgage loans are sold in the secondary market and the right to service those loans for a fee is retained. The MSRs initial carrying value is determined by allocating the recorded investment in the underlying mortgage loans between the assets sold and the interest retained based on their relative fair values at the date of transfer. Fair value of the MSRs is determined using the present value of the estimated future cash flows of net servicing income. MSRs are carried at the lower of the initial carrying value, adjusted for amortization, or fair value. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is periodically analyzed and adjusted to reflect changes in prepayment speeds.
     To determine fair value, a valuation model that calculates the present value of estimated future net servicing income is utilized. We use assumptions in the valuation model that market participants use when estimating future net servicing income, including prepayment speeds, discount rates, default rates, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees.
     MSRs are periodically evaluated for impairment based on the difference between the carrying amount and current fair value. To evaluate and measure impairment, the underlying loans are stratified based on certain risk characteristics, including loan type, note rate and investor servicing requirements. If it is determined that temporary impairment exists, a valuation allowance is established through a charge to earnings for any excess of amortized cost over the current fair value, by risk stratification. If determined in future periods that all or a portion of the temporary impairment no longer exists for a particular risk stratification, the valuation allowance is reduced by increasing earnings. However, if impairment for a particular risk stratification is deemed other-than-temporary (recovery of a recorded valuation allowance is remote), a direct write-down, permanently reducing the carrying value of the MSRs is recorded. The periodic evaluation of MSRs for other-than-temporary impairment considers both historical and projected trends in interest rates, payoff activity and whether impairment could be recovered through increases in market interest rates.

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
NOTE 2 — SECURITIES
The amortized cost and estimated fair values of available-for-sale securities are as follows:

	March 31, 2006		December 31, 2005		March 31, 2005
Available-for-Sale	Amortized	Fair	Amortized	Fair	Amortized	Fair
(in thousands)	Cost	Value	Cost	Value	Cost	Value
CMO Agency Issuances	$3,343,498	$3,212,233	$3,604,117	$3,511,285	$4,826,934	$4,746,558
CMO Private Issuances	3,455,068	3,347,213	3,484,016	3,409,789	4,984,430	4,923,934
Agency Pass-Through Certificates	1,822,026	1,773,735	1,986,388	1,956,487	2,506,448	2,491,331
State & Municipal Obligations	864,743	858,651	884,742	881,238	980,352	979,304
Equity Securities (1) (2)	605,785	612,219	663,371	675,525	769,594	776,108
U.S. Treasury & Agency Obligations	189,803	185,872	233,468	231,152	360,920	357,407
Other Securities	626,274	625,404	628,737	630,501	704,211	708,961

Total Available for Sale Securities	$10,907,197	$10,615,327	$11,484,839	$11,295,977	$15,132,889	$14,983,603

(1)	Amortized cost and fair value includes $245.5 million, $265.8 million and $336.8 million in Federal Home Loan Bank Stock at March 31, 2006, December 31, 2005 and March 31, 2005, respectively.

(2)	Amortized cost and fair value includes $297.2 million and $301.6 million at March 31, 2006, respectively $332.3 million and $342.8 million at December 31, 2005, respectively and $369.6 million and $374.4 million at March 31, 2005, respectively of Freddie Mac and Fannie Mae Preferred Stock, respectively.
The amortized cost and estimated fair values of held-to-maturity securities are as follows:

	March 31, 2006		December 31, 2005		March 31, 2005
Held-to-Maturity	Amortized	Fair	Amortized	Fair	Amortized	Fair
(in thousands)	Cost	Value	Cost	Value	Cost	Value
Agency Pass-Through Certificates	$44,257	$43,111	$46,155	$45,814	$54,118	$54,483
State & Municipal Obligations	38,181	39,537	38,301	40,116	44,405	46,676
CMO Private Issuances	9,042	8,589	9,430	8,958	23,202	22,737
Other Securities	10,006	9,941	10,324	10,240	12,020	11,931

Total Held-to-Maturity Securities	$101,486	$101,178	$104,210	$105,128	$133,745	$135,827

     At March 31, 2006, securities carried at $8.5 billion were pledged to secure securities sold under agreements to repurchase, other borrowings, and for other purposes as required by law. Securities pledged under agreements pursuant to which the collateral may be sold or repledged by the secured parties approximated $5.0 billion, while securities pledged under agreements pursuant to which the secured parties may not sell or repledge approximated $3.5 billion at March 31, 2006.
NOTE 3 — LOANS
Loans designated as held-for-sale are summarized as follows:

Loans Held-for-Sale	March 31,	% of	December 31,	% of	March 31,	% of
(dollars in thousands)	2006	Total	2005	Total	2005	Total
Mortgage Loans	$3,505,357	84%	$3,824,547	89%	$4,239,366	80%
Home Equity	647,542	16	496,656	11	1,061,352	20

Total	$4,152,899	100%	$4,321,203	100%	$5,300,718	100%
Deferred Origination Costs	37,566		38,064		50,105

Total Loans Held-for-Sale	$4,190,465		$4,359,267		$5,350,823

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
The composition of loans held-for-investment are summarized as follows:

Loans Held-for-Investment	March 31,	% of	December 31,	% of	March 31,	% of
(dollars in thousands)	2006	Total	2005	Total	2005	Total
Commercial Mortgages	$6,538,810	19%	$6,206,416	19%	$5,535,281	17%
Commercial & Industrial	5,193,904	15	4,709,440	14	3,408,006	11

Total Commercial	11,732,714	34%	10,915,856	33%	8,943,287	28%
Residential Mortgages	14,861,680	44	15,068,443	45	16,445,902	51
Multi-Family Mortgages	4,827,642	14	4,821,642	15	4,328,879	14
Consumer	1,619,812	5	1,558,782	5	1,554,499	5
Construction & Land	1,122,917	3	829,273	2	541,280	2

Total	$34,164,765	100%	$33,193,996	100%	$31,813,847	100%
Deferred Origination Costs, net	37,888		38,240		43,174

Total Loans Held-for-Investment	$34,202,653		$33,232,236		$31,857,021

At March 31, 2006, loans held-for-investment of $3.5 billion were pledged as collateral under borrowing arrangements with the Federal Home Loan Bank of New York.
Non-Performing Assets
     Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of properties acquired through foreclosure or deed in lieu of foreclosure. Other real estate is carried at the lower of the recorded amount of the loan or the fair value of the property based on the appraised value adjusted for estimated disposition costs. Other real estate is reflected on the accompanying balance sheet as a component of other assets.
The following table presents the components of non-performing assets as of the dates indicated:

	March 31,	December 31,	March 31,
(dollars in thousands)	2006	2005	2005
Commercial Mortgages	$3,664	$498	$11,459
Commercial & Industrial	10,277	7,970	8,152

Total Commercial	13,941	8,468	19,611
Residential Mortgages	24,924	19,315	91,411
Multi-Family Mortgages	135	550	1,293
Consumer	1,771	2,684	2,527
Construction and Land	—	—	—

Non-Performing Loans Held-for-Investment	$40,771	$31,017	$114,842
Non-Performing Loans Held-for-Sale	31,201	13,931	45,780
Other Real Estate	5,455	4,101	14,243

Total Non-Performing Assets	$77,427	$49,049	$174,865

Allowance for Loan Losses to Non-Performing Loans Held-for-Investment	543%	703%	187%
Allowance for Loan Losses to Total Loans Held-for-Investment	.65	.66	.68
Non-Performing Loans to Total Loans Held-for-Investment	.12	.09	.36
Non-Performing Assets to Total Assets	.13	.09	.29
     Non-performing loans held-for-investment includes loans ninety days past due and still accruing totaling $6.0 million, $3.5 million and $4.0 million at March 31, 2006, December 31, 2005 and March 31, 2005, respectively. Non-performing assets increased from the historically low year end levels, but remain notably lower than other quarters.
     Future levels of non-performing assets will be influenced by prevailing economic conditions and the impact of those conditions on our customers, changes in both interest and unemployment rates, property values, and other internal and external factors, including potential sales of such assets.

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
NOTE 4 — ALLOWANCE FOR LOAN LOSSES
A summary of changes in the allowance for loan losses is shown below for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2006	2005	2005
Balance at Beginning of Period	$217,939	$220,347	$211,097
Provision for Loan Losses	9,000	9,000	9,000

Sub-Total	226,939	229,347	220,097
Recoveries Credited to the Allowance	3,152	3,025	5,002
Losses Charged to the Allowance	(8,835)	(14,433)	(9,792)

Balance at End of Period	$221,256	$217,939	$215,307

NOTE 5 — FEDERAL FUNDS PURCHASED AND COLLATERALIZED BORROWINGS
The following table summarizes the components of federal funds purchased and collateralized borrowings for the periods indicated:

	March 31,	December 31,	March 31,
(in thousands)	2006	2005	2005

Federal Funds Purchased	$1,478,000	$2,634,000	$2,239,000
Securities Sold Under Repurchase Agreements	4,472,344	3,783,017	6,361,849
Federal Home Loan Bank Advances	2,870,460	3,283,604	4,330,829

Total Federal Funds Sold and Collateralized Borrowings	$8,820,804	$9,700,621	$12,931,678

The expected maturity or repricing of Federal Home Loan Bank (“FHLB”) Advances and Repurchase Agreements (“Repos”) at March 31, 2006 is as follows:

(dollars in thousands)	FHLB	Average	Repurchase	Average		Total Average
Maturity	Advances	Rate (1)	Agreements	Rate (1)	Total (2)	Rate (1)
2006	$1,525,015	4.01%	$2,457,761	4.08%	$3,982,776	4.05%
2007	150,000	3.77	700,000	3.05	850,000	3.18
2008	800,000	2.59	800,000	4.13	1,600,000	3.36
2009	200,000	2.93	—	—	200,000	2.93
2010	100,000	5.90	275,000	3.90	375,000	4.44
Thereafter	—	—	200,000	4.82	200,000	4.82

Total	$2,775,015	3.58%	$4,432,761	3.95%	$7,207,776	3.81%

(1)	Reflects the impact of purchase accounting adjustments and interest rate swaps.

(2)	Excludes $135.0 million in purchase accounting discounts.

(3)	Federal funds purchased were $1,478,000 at March 31, 2006.
Interest rate swaps were used to convert $75 million in Repos from variable rates to fixed rates. These swaps qualify as cash flow hedges and are explained in more detail in “Note 9 — Derivative Financial Instruments.”
NOTE 6 — OTHER BORROWINGS
The following tables summarize other borrowings outstanding as of the dates indicated:
SUBORDINATED NOTES

	March 31,	December 31,	March 31,
(in thousands)	2006	2005	2005
Parent Company:
5.875% Subordinated Notes due August 2012	$349,431	$349,408	$349,341
5.0% Subordinated Notes due August 2012	150,000	150,000	150,000
Subsidiary Bank:
9.25% Subordinated Bank Notes due October 2010	177,118	178,622	183,137

Total Subordinated Debt	676,549	678,030	682,478
Fair Value Hedge Adjustment	(38,498)	(31,040)	(33,354)

Total Subordinated Notes Carrying Amount	$638,051	$646,990	$649,124

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
     $350 million of 5.875% Subordinated Notes and $150 million of 5% Fixed Rate/Floating Rate Subordinated Notes which mature in 2012, were issued in August 2002. These issuances qualify as Tier II capital for regulatory purposes. The 5.875% Subordinated Notes bear interest at a fixed rate through maturity, pay interest semi-annually and are not redeemable prior to maturity. The Fixed Rate/Floating Rate Notes bear interest at a fixed rate of 5% per annum for the first five years, and convert to a floating rate thereafter until maturity based on three-month LIBOR plus 1.87%. Beginning in the sixth year, we have the right to redeem the Fixed Rate/Floating Rate Notes at par plus accrued interest. There are $500 million in pay floating swaps, designated as fair value hedges, that were used to convert the stated fixed rate on these Notes to variable rates indexed to three-month LIBOR. (See Note 9 — “Derivative Financial Instruments” for additional information).
          $150 million of 9.25% Subordinated Bank Notes mature in 2010, pay interest semi-annually of which $120 million qualify for regulatory purposes as Tier II capital. These Notes were assumed through a prior acquisition and include a remaining fair value discount totaling $27.1 million, $28.6 million and $33.1 million at March 31, 2006, December 31, 2005 and March 31, 2005, respectively, which reduced the effective cost of funds to 4.61%.
JUNIOR SUBORDINATED DEBT (related to Trust Preferred Securities):

	March 31,	December 31,	March 31,
(in thousands)	2006	2005	2005
8.70% Junior Subordinated Debt — due December 2026	$102,842	$102,839	$102,830
8.00% Junior Subordinated Debt — due December 2027	102,814	102,811	102,801
8.17% Junior Subordinated Debt — due May 2028	46,547	46,547	46,547
9.10% Junior Subordinated Debt — due June 2027	232,210	235,867	236,906

Total Junior Subordinated Debt	484,413	488,064	489,084
Fair Value Hedge Adjustment	—	7,427	11,606

Total Junior Subordinated Debt Carrying Amount	$484,413	$495,491	$500,690

          Capital Securities (or “Trust Preferred Securities”), which qualify as Tier I Capital for regulatory purposes, were issued through Wholly-Owned Statutory Business Trusts (the “Trusts”). The Trusts were initially capitalized with common stock and the proceeds of both the common stock and Capital Securities were used to acquire Junior Subordinated Debt issued by the Company. The Capital Securities are obligations of the Trusts. The Junior Subordinated Debt and Capital Securities bear the same interest rates, are due concurrently and are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain limited circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.
          The 9.10% Junior Subordinated Debt due June 2027 was assumed through a prior acquisition and includes a remaining fair value discount of $26.0 million, $29.7 million and $30.7 million at March 31, 2006, December 31, 2005 and March 31, 2005, respectively, which reduced the effective cost of funds to 7.63%.
          Pay floating swaps with a $245 million notional value were previously designated as fair value hedges of the 8.70%, 8.00% and 8.17% Junior Subordinated Debt issuances. These swaps were used to convert a corresponding amount of debt from their stated fixed rates to variable rates indexed to three-month LIBOR. At March 31, 2006, these swaps were reclassified as trading instruments and accordingly the cumulative change in fair value on these swaps totaling $2.2 million was recorded in Other Income with no corresponding offset to the former hedged item. (See Note 9 — ”Derivative Financial Instruments — Trading Instruments” for additional information)
SENIOR NOTES:

	March 31,	December 31,	March 31,
(in thousands)	2006	2005	2005
3.20% Senior Notes — due June 2008 (1)	$345,464	$344,945	$343,388
Fair Value Hedge Adjustment	(12,077)	(10,062)	(8,734)

Total Senior Notes Carrying Amount	$333,387	$334,883	$334,654

          $350 million of 3.20% Senior Notes mature in 2008, and pay interest semi-annually. These notes include the remaining fair value premium from a prior acquisition of $4.5 million, $5.1 million and $6.6 million at March 31, 2006, December 31, 2005 and March 31, 2005, respectively, which increased the effective cost of funds to 3.84%.

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
          Pay floating swaps of $350 million, designated as fair value hedges, were used to convert the stated fixed rate on these notes to variable rates indexed to the three-month LIBOR. (See Note 9 — ”Derivative Financial Instruments” for additional information).
NOTE 7 — MORTGAGE SERVICING RIGHTS
     The following table sets forth the change in the carrying value and fair value of mortgage servicing rights for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2006	2005	2005

Mortgage Servicing Rights:
Balance, Beginning of Period	$290,550	$292,778	$254,857
Originations	17,060	22,741	50,055
Amortization	(23,598)	(23,591)	(19,989)
Sales	(386)	(1,378)	(1,655)

Balance, End of Period	$283,626	$290,550	$283,268

Valuation allowance:
Balance, Beginning of Period	$(23,126)	$(25,431)	$—
Temporary Recovery/(Impairment)	15,691	2,305	—

Balance, End of Period	$(7,435)	$(23,126)	$—

Mortgage Servicing Rights, net	$276,191	$267,424	$283,268

Fair Value of Mortgage Servicing Rights	$291,989	$268,874	$315,703

Ratio of Mortgage Servicing Rights to Related Loans Serviced for Others	0.97%	0.92%	0.97%

Weighted Average Service Fee	0.29%	0.29%	0.30%

     The table below provides the significant assumptions used in estimating the fair value of the servicing assets for the periods indicated:

	March 31,	December 31,	March 31,
	2006	2005	2005
Weighted Avg. Prepayment Rate (includes default Rate)	26.40%	28.10%	23.60%
Weighted Avg. Life (in years)	3.8	3.3	4.5
Cash Flows, Discount Rate	10.50%	10.50%	10.50%
     At March 31, 2006, the sensitivities to immediate 10% and 20% increases in the weighted average prepayment rates would decrease the fair value of mortgage servicing rights by $12.7 million and $24.0 million, respectively.
     At March 31, 2006, the aggregate principal balance of mortgage loans serviced for others, excluding interim servicing was $28.4 billion.

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
NOTE 8 — REPRESENTATION AND WARRANTY RESERVE
          The representation and warranty reserve is available to cover probable losses inherent with the sale of loans in the secondary market. In the normal course of business, certain representations and warranties are made to investors at the time of sale, which permit the investor to return the loan to us or require us to indemnify the investor (make whole) for any losses incurred by the investor while the loan remains outstanding. The representation and warranty reserve is included in accrued expenses and other liabilities on the consolidated balance sheet.
     A summary of the changes in the representation and warranty reserve is shown below for the periods indicated:

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2006	2005	2005
Balance, Beginning of Period	$128,620	$135,068	$97,066
Provisions for Estimated Losses (1)	11,481	14,190	23,718
Losses Incurred	(8,356)	(20,638)	(9,083)

Balance, End of Period	$131,745	$128,620	$111,701

(1)	The provision is reported as a reduction to gain on sale of loans.
NOTE 9 — DERIVATIVE AND TRADING FINANCIAL INSTRUMENTS
          The use of derivative financial instruments creates exposure to credit risk. This credit exposure relates to losses that would be recognized if the counterparties fail to perform their obligations under the contracts. To mitigate this exposure to non-performance, we deal only with counterparties of good credit standing and establish counterparty credit limits. In connection with our interest rate risk management process, we periodically enter into interest rate derivative contracts. These derivative interest rate contracts may include interest rate swaps, caps, and floors and are used to modify the repricing characteristics of specific assets and liabilities.
The following table details the interest rate swaps and their associated hedged liabilities outstanding as of March 31, 2006:

(dollars in thousands)	Hedged	Notional	Fixed	Variable
Maturity	Liability	Amounts	Interest Rates	Interest Rates
Pay Fixed Swaps
2008	Repurchase Agreements	$75,000	6.14%	4.71%

Total		$75,000

Pay Floating Swaps
2007	5.00% Subordinated Notes	$150,000	5.00%	7.05%
2008	3.20% Senior Notes	350,000	3.20	4.98
2012	5.875% Subordinated Notes	350,000	5.88	7.05

Total		$850,000

          At March 31, 2006, $75 million in pay fixed swaps, designated as cash flow hedges, were outstanding. These agreements change the repricing characteristics of certain repurchase agreements, requiring us to make periodic fixed rate payments and receive periodic variable rate payments indexed to three-month LIBOR, based on a common notional amount and identical payment and maturity dates. As of March 31, 2006, these swaps had an unrealized loss of $1.3 million, which is recorded as a component of other liabilities (the net of tax amount of $0.7 million is reflected in stockholders’ equity as a component of accumulated other comprehensive loss). The use of pay fixed swaps increased interest expense by $0.3 million and $1.1 million for the three months ended March 31, 2006 and 2005, respectively. Based upon the current interest rate environment, approximately $0.4 million of the $0.7 million after tax unrealized loss is expected to be reclassified from accumulated other comprehensive loss during the next twelve months.
          At March 31, 2006, $850 million of pay floating swaps, designated as fair value hedges, were outstanding. $350 million in pay floating swaps was used to convert the stated fixed rate on the 5.88% subordinated notes to variable rates indexed to three-month LIBOR. The swap term and payment dates match the related terms of the subordinated notes. $150 million in pay floating swaps were used to convert the stated fixed rate on the 5% subordinated notes to variable rates indexed to three-month LIBOR. The swap terms are for five years, matching the period of time, the subordinated notes pay a fixed rate. Beginning in the sixth year, we have the right

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
to redeem the fixed rate/floating rate notes at par plus accrued interest or the interest rate converts to a spread over three month LIBOR. At March 31, 2006, the fair value adjustment on these swaps resulted in a loss of $38.5 million and is reflected as a component of other liabilities. The carrying amount of the $500 million in subordinated notes was decreased by an identical amount. These swaps increased interest expense by approximately $1.5 million and reduced interest expense by $0.9 million for the months ended March 31, 2006 and 2005, respectively. There was no hedge ineffectiveness recorded in the Consolidated Statements of Income on these transactions for all periods reported.
          $350 million of pay floating swaps were used to convert the stated fixed rate on the 3.20% senior notes to variable rates indexed to three-month LIBOR. The swap term and payment dates match the related terms of the senior notes. At March 31, 2006, the fair value adjustment on these swaps resulted in a loss of $12.1 million and is reflected as a component of other liabilities. The carrying amount of the $350 million in senior notes was decreased by an identical amount. For the three months ended March 31, 2006 and 2005, these swaps increased interest expense by $0.9 million and reduced interest expense by $0.9 million, respectively. There was no hedge ineffectiveness recorded in the Consolidated Statements of Income on these transactions for all periods reported.
          As part of our mortgage banking operations, we enter into commitments to originate or purchase loans whereby the interest rate on the loan is determined prior to funding (“interest rate lock commitment”). Interest rate lock commitments on mortgage loans that we intend to sell in the secondary market are considered free-standing derivatives. These derivatives are carried at fair value with changes in fair value recorded as a component of gain on sale of loans. In accordance with Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments”, interest rate lock commitments are initially valued at zero. Changes in fair value subsequent to inception are determined based upon current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated probability that the loan will fund within the terms of the commitment. The initial value inherent in the loan commitments at origination is recognized through gain on sale of loans when the underlying loan is sold. Both the interest rate lock commitments and the related hedging instruments are recorded at fair value with changes in fair value recorded in current earnings as a component of gain on sale of loans.
          Generally, if interest rates increase, the value of our interest rate lock commitments and funded loans decrease and loan sale margins are adversely impacted. We hedge the risk of overall changes in fair value of loans held-for-sale and interest rate lock commitments generally by entering into mandatory commitments to deliver mortgage whole loans to various investors, selling forward contracts on mortgage backed securities of Fannie Mae and Freddie Mac and, to a lesser extent, by using futures and options to economically hedge the fair value of interest rate lock commitments. In accordance with SFAS 133, certain of these positions qualify as fair value hedges against a portion of the funded held-for-sale loan portfolio and result in adjustments to the carrying value of designated loans through gain on sale based on fair value changes attributable to the hedged risk. The forward contracts, futures and options used to economically hedge the loan commitments are accounted for as economic hedges and naturally offset loan commitment mark-to-market gains and losses recognized as a component of gain on sale.
          The notional amount of all forward contracts was $2.3 billion at March 31, 2006. Forward contracts designated as fair value hedges associated with mortgage loans held-for-sale had a notional value of $1.6 billion at March 31, 2006. The notional amount of forward contracts used to manage the risk associated with interest rate lock commitments on mortgage loans was $736 million at March 31, 2006.
     The following table shows hedge ineffectiveness on fair value hedges included in gain on sale of loans for the three months ended March 31,:

(In thousands)	2006	2005
Loss on Hedged Mortgage Loans	$(2,340)	$(6,884)
Gain on Derivatives	2,359	6,222

Hedge Ineffectiveness	$19	$(662)

Trading Instruments
          Interest rate swap agreements were used to change the repricing characteristics of $245 million in Junior Subordinated Debt from their stated fixed rates to variable rates indexed to three-month LIBOR. The swaps contain payment dates, maturity dates and embedded call options held by the counterparty (exercisable in approximately two years), which are identical to the terms and call provisions contained in the Junior Subordinated Debt. Prior to March 31, 2006, we had applied a method of fair value hedge accounting (the “short-cut” method) under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” that assumed full effectiveness of the hedging transactions. However, due to the interest deferral features of the junior subordinated debt, we have concluded that the swap transactions do not qualify for the short-cut method. As a result, the cumulative change in fair value of these swaps totaling $2.2 million was recorded in Other Income with no corresponding

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
offset to the former hedged items. We believe that the interest rate swaps have been, and will continue to be, effective economic hedges. However, since these swaps do not qualify for the short-cut method of accounting, we have reclassified them as trading instruments effective March 31, 2006. There was no impact nor will there be any future impact on our cash flows resulting from this change. For the three months ended March 31, 2006 and 2005 these swaps reduced interest expense by $1.3 million and $2.5 million, respectively.
NOTE 10 — OTHER COMMITMENTS AND CONTINGENT LIABILITIES
Credit Related Commitments
          We offer traditional off-balance sheet financial products to meet the financing needs of our customers through both our retail banking and mortgage banking segments. They include commitments to extend credit, lines of credit and letters of credit. Funded commitments are reflected in the consolidated balance sheets as loans.
Retail Banking
          Our retail banking segment provides the following types of off-balance sheet financial products to customers:
          Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually have fixed expiration dates or other termination clauses and may require the payment of a fee. Total commitments outstanding do not necessarily represent future cash flow requirements, since many commitments expire without being funded.
          Each customer’s creditworthiness is evaluated prior to issuing these commitments and may require the customer to pledge certain collateral prior to the extension of credit. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties. Fixed rate commitments are subject to interest rate risk based on changes in prevailing rates during the commitment period. We are subject to credit risk in the event that the commitments are drawn upon and the customer is unable to repay the obligation.
          Letters of credit are irrevocable commitments issued at the request of customers. They authorize the beneficiary to draw drafts for payment in accordance with the stated terms and conditions. Letters of credit substitute a bank’s creditworthiness for that of the customer and are issued for a fee commensurate with the risk.
          We typically issue two types of letters of credit: Commercial (documentary) Letters of Credit and Standby Letters of Credit. Commercial Letters of Credit are commonly issued to finance the purchase of goods and are typically short term in nature. Standby letters of credit are issued to back financial or performance obligations of a bank customer, and are typically issued for periods up to one year. Due to their long-term nature, standby letters of credit require adequate collateral in the form of cash or other liquid assets. In most instances, standby letters of credit expire without being drawn upon. The credit risk involved in issuing letters of credit is essentially the same as extending credit facilities to comparable customers.
The following table presents total commitments and letters of credit outstanding at March 31 , 2006:

(in thousands)	2006
Commitments to Extend Credit on Loans Held-for-Investment (1)	4,645,364
Standby Letters of Credit (2)	512,942
Commercial Letters of Credit	20,934

(1) At March 31, 2006, commitments to extend credit on loans held-for-investment with maturities of less than one year totaled $2.3 billion, while $2.3 billion mature between one and three years.
(2) Standby letters of credit are considered guarantees and are reflected in other liabilities in the accompanying Consolidated Balance Sheet at their estimated fair value of $1.9 million as of March 31, 2006. The fair value of these instruments is recognized as income over the initial term of the guarantee.

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
Mortgage Banking
          At March 31, 2006, the pipeline of residential mortgage loans (including Home Equity Lines of Credit) was $5.7 billion and included $1.4 billion of fixed rate loans and $4.3 billion of adjustable rate loans. The pipeline represents total applications approved but not yet funded.
          We are also contractually committed to fund the undrawn portion of Home Equity Lines of Credit (HELOCs), which were previously originated. This commitment extends to both HELOCs held-for-sale and those previously sold with servicing retained.
          The following table presents the mortgage banking segment’s commitments and home equity lines of credit outstanding at March 31, 2006:

(In thousands)	2006
Commitments to Originate Mortgage Loans Held-for-Sale	$5,722,902
Commitments to Fund HELOCs	162,394
NOTE 11 — RETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS
The components of net periodic benefit costs for pension and post-retirement benefits for the three months ended March 31,

	Pension Benefits		Post-Retirement Benefits
(in thousands)	2006	2005	2006	2005
Components of Net Periodic Benefit Cost:
Service Cost	$3,134	$2,563	$492	$513
Interest Cost	2,716	2,600	480	704
Expected Return on Plan Assets	(5,192)	(4,974)	(131)	(64)
Amortization of Prior Service Cost	67	(66)	(20)	(20)
Amortization of Transition (Asset)/Obligation	—	(107)	73	73
Recognized Actuarial Loss/(Gain)	437	273	(14)	94

Net Periodic Benefit Cost	$1,162	$289	$880	$1,300

We do not anticipate making a contribution to either our pension plan or post-retirement benefit plan in 2006.
Bank Owned Life Insurance
          At March 31, 2006 and 2005, we maintained three Bank Owned Life Insurance Trusts (commonly referred to as BOLI) on the consolidated balance sheet. The BOLI trusts were formed to offset future employee benefit costs and to provide additional benefits due to their tax exempt nature. Only officer level employees, who have consented, have been insured under the program.
          The underlying structure of the initial BOLI trust formed, requires that the assets supporting the insurance policies be reported on the consolidated balance sheet, principally as a component of the available-for-sale securities portfolio and the related income to be characterized as either interest income or gain/(loss) on sale of securities. At March 31, 2006 and 2005, $224.8 million and $219.2 million, respectively were held by the trust and are principally included in the available-for-sale securities portfolio. Based on the underlying structures of the other two BOLI trusts, the cash surrender values (“CSV”) of the life insurance policies held by the trusts are required to be classified as other assets on the consolidated balance sheet and the related income/(loss) be characterized as other income. The cash surrender value of the policies held by these trusts were $211.5 million and $205.3 million at March 31, 2006 and 2005, respectively.

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements
NOTE 12 — BUSINESS SEGMENTS
          The retail banking business provides a full range of banking products and services through more than 350 branches located throughout the New York Metropolitan area. The mortgage banking segment is conducted through GreenPoint Mortgage, which originates, sells and services a wide variety of mortgages secured by 1-4 family residences and small commercial properties, on a nationwide basis.
          The segment information presented in the table below is prepared according to the following methodologies:
•	Revenues and expenses directly associated with each segment are included in determining net income.

•	Transactions between segments are based on specific criteria or appropriate third party interest rates.

•	Inter-company eliminations are reflected in the “Other” column.
          The following tables provide information necessary for a reasonable representation of each segment’s contribution to consolidated net income for the three months ended March 31, 2006 and 2005, respectively.

	Retail	Mortgage	Segment		Consolidated
For the Three Months Ended March 31, 2006	Banking	Banking	Totals	Other	Operations
(in thousands)
Net Interest Income	$399,230	$18,120	$417,350	$127	$417,477
Provision for Loan Losses	9,000	—	9,000	—	9,000

Net Interest Income After Provision for Loan Losses	390,230	18,120	408,350	127	408,477

Non-Interest Income:
Mortgage Banking Income	—	116,240	116,240	(20,168)	96,072
Customer Related Fees & Service Charges	41,103	—	41,103	—	41,103
Investment Management, Commissions & Trust Fees	9,669	—	9,669	—	9,669
Other Operating Income	13,802	708	14,510	—	14,510
Securities Gains, net	6,722	—	6,722	—	6,722

Total Non-Interest Income	71,296	116,948	188,244	(20,168)	168,076

Non-Interest Expense:
Employee Compensation & Benefits	94,032	47,279	141,311	—	141,311
Occupancy & Equipment Expense, net	40,649	10,643	51,292	—	51,292
Other Operating Expense	61,686	16,579	78,265	(12,690)	65,575

Total Non-Interest Expense	196,367	74,501	270,868	(12,690)	258,178

Income Before Income Taxes	265,159	60,567	325,726	(7,351)	318,375
Provision for Income Taxes	87,600	23,735	111,335	(3,088)	108,247

Net Income	$177,559	$36,832	$214,391	$(4,263)	$210,128

Total Assets	$52,345,773	$5,359,607	$57,705,380	—	$57,705,380

North Fork Bancorporation, Inc.
Unaudited Interim Condensed Consolidated Financial Statements

	Retail	Mortgage	Segment		Consolidated
Three Months Ended March 31, 2005	Banking	Banking	Totals	Other	Operations
(In thousands)
Net Interest Income	$438,054	$33,072	$471,126	$193	$471,319
Provision for Loan Losses	9,000	—	9,000	—	9,000

Net Interest Income After Provision for Loan Losses	429,054	33,072	462,126	193	462,319

Non-Interest Income:
Mortgage Banking Income	—	132,756	132,756	(21,660)	111,096
Customer Related Fees & Service Charges	42,006	—	42,006	—	42,006
Investment Management, Commissions & Trust Fees	11,071	—	11,071	—	11,071
Other Operating Income	12,392	1,685	14,077	—	14,077
Securities Gains, net	4,635	—	4,635	—	4,635

Total Non-Interest Income	70,104	134,441	204,545	(21,660)	182,885

Non-Interest Expense:
Employee Compensation and Benefits	90,912	44,457	135,369	—	135,369
Occupancy and Equipment Expense, net	36,319	9,635	45,954	—	45,954
Other Operating Expenses	53,396	18,804	72,200	(6,870)	65,330

Total Non-Interest Expense	180,627	72,896	253,523	(6,870)	246,653

Income Before Income Taxes	318,531	94,617	413,148	(14,597)	398,551
Provision for Income Taxes	105,907	39,739	145,646	(6,130)	139,516

Net Income	$212,624	$54,878	$267,502	$(8,467)	$259,035

Total Assets	$54,789,612	$5,990,788	$60,780,400	$—	$60,780,400

     The table below presents the components of mortgage banking income for the three months ended March 31,:

(In thousands)	2006	2005
Mortgage Banking Income:
Gain on Sale of Loans Held-for-Sale(1)	$81,749	$105,369
Mortgage Banking Fees, net	22,230	25,716
Amortization of Mortgage Servicing Rights	(23,598)	(19,989)
Recovery of Temporary Impairment on Mortgage Servicing Rights	15,691	—

Total Mortgage Banking Income	$96,072	$111,096

(1) The gain on sale of loans for the three months ended March 31, 2005, differs from the amounts reported under U.S. generally accepted accounting principles due to the fair value adjustment of loans held-for-sale at October 1, 2004 and sold during the first quarter of
       2005, totaling $0.8 million.
NOTE 13 — RECENT ACCOUNTING PRONOUNCEMENTS
     Accounting for Servicing of Financial Assets
     In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156 (“SFAS No. 156”), Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS 156 is effective for an entity’s first fiscal year beginning after September 15, 2006. The Company is currently assessing the financial statement impact of implementing this pronouncement.